SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MITCHAM INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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MITCHAM INDUSTRIES, INC.
8141 SH 75 SOUTH
P.O. BOX 1175
HUNTSVILLE, TEXAS 77342-1175

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 20, 2005

To our Shareholders:

     We will hold the Annual Meeting of Shareholders of Mitcham Industries, Inc., a Texas corporation, on Wednesday, July 20, 2005, at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time, for the following purposes:

     1. The election of five individuals to serve on our Board of Directors until the next annual meeting of shareholders or until their respective successors are elected and qualified.

     2. To ratify the selection of the Audit Committee of our Board of Directors of Hein & Associates LLP as our independent auditors for the fiscal year ending January 31, 2006.

     3. The transaction of such other business as may properly come before the meeting and any adjournment thereof.

     Our Board of Directors has established the close of business on May 23, 2005, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held July 20, 2005, and any adjournment or postponement thereof.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, EVEN IF YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE.

Sincerely,

Billy F. Mitcham, Jr. President and Chief Executive Officer

June 9, 2005

i

MITCHAM INDUSTRIES, INC.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342-1175

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be Held July 20, 2005

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mitcham Industries, Inc., a Texas corporation, of proxies from the holders of record of our common stock, par value $.01 per share (“Common Stock”), at the close of business on May 23, 2005, for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas at 10:00 a.m., local time, on Wednesday, July 20, 2005, and any adjournment or postponement thereof.

     This Proxy Statement, the attached proxy card and our Annual Report for the fiscal year ended January 31, 2005 are being mailed together on or about June 9, 2005, to each of our shareholders entitled to notice of and to vote at the Annual Meeting. Our principal place of business is located at 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175.

     Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (i) the election of each of the five individuals nominated for election as directors; (ii) the ratification of the selection of Hein & Associates LLP as our independent auditors for the fiscal year ending January 31, 2006; and (iii) as recommended by our Board of Directors with regard to any other matters, or if no recommendation is given, at the discretion of the appointed proxies.

Expenses of Solicitation

     The solicitation of proxies will be conducted by mail and we will bear all costs associated with such solicitation, which we anticipate will cost approximately $10,000. In addition to the direct expenses of preparing and mailing the solicitation materials in connection with the Annual Meeting, we will reimburse brokerage houses, custodians, nominees and fiduciaries for all reasonable out-of-pocket expenses incurred in connection with the forwarding of our solicitation materials to the beneficial owners of Common Stock. In addition, we may conduct further solicitations of proxies in person or by telephone through our directors, officers and employees, none of whom will receive any additional salary or compensation for assisting in the solicitation of proxies.

Shareholders Sharing the Same Last Name and Address

     We are sending only one copy of our proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

     If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary in writing at Mitcham Industries, Inc., 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Shareholders Entitled to Vote

     Our Board of Directors has fixed the close of business on May 23, 2005, as the record date for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on May 23, 2005, there were 9,954,232 issued and outstanding shares of Common Stock, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting.

     For a period of 10 days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at our principal place of business, which is located at 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175.

Quorum

     Our Second Amended and Restated Bylaws provide that the presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Abstentions from and broker non-votes on the proposal to elect directors will be counted for purposes of determining the presence of a quorum, but will not be included in the total shares voted for or against any nominee. A broker non-vote occurs if a broker or other nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary authority to vote the applicable shares of Common Stock and has not received instructions from the beneficial owner with respect to how to vote such shares of Common Stock on the particular item of business.

Vote Required

     Assuming a quorum is present, the election of directors will require a plurality of the votes cast at the Annual Meeting. The ratification of the selected independent auditors will require the affirmative vote of a majority of the total shares of Common Stock voting for or against or expressly abstaining at the Annual Meeting.

     All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate votes for and against, abstentions and broker non-votes. Abstentions from any item of business other than the election of directors will have the same legal effect as a vote against the applicable proposal, but a broker non-vote will not be counted for purposes of determining whether a majority vote is achieved with respect to the ratification of the selected independent auditors or any other item of business properly coming before the Annual Meeting.

Revocation of Proxies

     Any proxy given on the enclosed proxy card may be revoked by the applicable shareholder at any time before it is voted by (i) providing us with a written revocation notice or another proxy card or other form of proxy bearing a later date (in each case, delivered to our principal place of business at 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175, marked “Proxy Information Enclosed, Attention: Corporate Secretary”) or (ii) by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

PRINCIPAL HOLDERS OF SECURITIES AND SECURITY OWNERSHIP
OF MANAGEMENT

     Principal Holders of Securities. The following table sets forth the beneficial ownership of the outstanding shares of Common Stock as of May 23, 2005, with respect to each person, other than our directors and named executive officers, we know to be the beneficial owner of 5% or more of the outstanding shares of Common Stock. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes below the table.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
First Wilshire Securities Management, Inc. 600 South Lake Street, Suite 100 Pasadena, California 91106	1,186,902	(1)	11.9%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	583,495	(2)	5.9%

(1)	In a Schedule 13G filed with the United States Securities and Exchange Commission (the “SEC”) on April 11, 2005, First Wilshire Securities Management, Inc. (“First Wilshire”) reported sole voting power with respect to 132,039 of the shares, sole dispositive power with respect to 1,054,863 of the shares and no shares subject to shared voting power or shared dispositive power.

(2)	According to an amendment to Schedule 13G filed with the SEC on February 9, 2005, Dimensional Fund Advisors Inc. (“Dimensional”), an investment adviser, may be deemed to have beneficial ownership of the shares owned by its advisory clients. Of such shares, Dimensional reported sole voting and sole dispositive power with respect to 583,495 of the shares reflected in the table and no shares subject to shared voting or shared dispositive power. Dimensional disclaims beneficial ownership of such shares and reported that none of its clients was known by it to own more than five percent of the common stock.

     Security Ownership of Management. The following table sets forth the beneficial ownership of Common Stock as of May 23, 2005, by (i) each executive officer whose total annual salary and bonus exceeded $100,000 in the fiscal year ended January 31, 2005 (collectively, the “Named Executives”); (ii) each director and nominee; and (iii) all directors and executive officers as a group. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes below the table.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percent of Class
Billy F. Mitcham, Jr.	773,760	(1)	7.8%
Peter H. Blum	417,626	(2)	4.2%
John F. Schwalbe	98,000	(3)	*
R. Dean Lewis	96,000	(4)	*
Christopher C. Siffert	85,832	(5)	*
Paul Guy Rogers	39,166	(6)	*
Robert P. Capps	14,000	(7)	*
Guy Malden	0		*
All directors and executive officers as a group (8 persons)	1,524,384	(8)	14.3%

*	Less than 1%

(1)	Includes 18,000 restricted shares, which vest ratably over three years, an aggregate of 139,594 shares owned by Billy F. Mitcham, Sr. (82,000 shares) and Mr. Mitcham Jr.’s children (57,594 shares), as to which Mr. Mitcham, Jr. has sole voting rights under a Voting Agreement. Also includes shares underlying currently exercisable options and options that will become exercisable within 60 days of May 23, 2005 (collectively, the “Exercisable Options”), to purchase an aggregate of 321,166 shares of Common Stock.

(2)	Includes 8,000 restricted shares that vest one year from the grant date, shares underlying Exercisable Options to purchase an aggregate of 80,000 shares of Common Stock, 22,624 shares underlying currently exercisable warrants, 6,000 shares owned by Mr. Blum’s spouse’s IRA and 3,500 shares owned by Mr. Blum’s minor son.

(3)	Includes 4,000 restricted shares that vest one year from the grant date and shares underlying Exercisable Options to purchase an aggregate of 92,000 shares of Common Stock.

(4)	Includes 4,000 restricted shares that vest one year from the grant date and shares underlying Exercisable Options to purchase an aggregate of 92,000 shares of Common Stock.

(5)	Includes 7,500 restricted shares that vest ratably over three years and shares underlying Exercisable Options to purchase an aggregate of 78,333 shares of Common Stock. Mr. Siffert resigned as Vice President and Corporate Controller on May 23, 2005.

(6)	Includes 7,500 restricted shares that vest ratably over three years and shares underlying Exercisable Options to purchase an aggregate of 31,666 shares of Common Stock.

(7)	Includes 4,000 restricted shares that vest one year from the grant date.

(8)	Includes shares underlying Exercisable Options and warrants to purchase an aggregate of 717,789 shares of Common Stock, as follows: 321,166 shares referred to in footnote (1) above, and an aggregate of 396,623 shares attributable to Christopher C. Siffert (78,333 shares), Paul Guy Rogers (31,666 shares), R. Dean Lewis (92,000 shares), John F. Schwalbe (92,000 shares) and Peter H. Blum (80,000 shares — options; and 22,624 shares — warrants).

PROPOSAL 1
ELECTION OF DIRECTORS

     Five individuals will be elected at the Annual Meeting to serve as directors until the next annual meeting or until their respective successors are elected and qualified. Shares or proxies may not be voted for more than five director nominees. All of the director nominees are currently serving on our Board of Directors.

     The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board of Directors, except to the extent authority to vote is expressly withheld with respect to one or more nominees. If any nominee is unable to serve as a director for any reason, all shares represented by proxies pursuant to the enclosed proxy card, absent contrary instructions, will be voted for any substitute nominee designated by our Board of Directors.

     Our Board of Directors recommends a vote “FOR” the election of each of the director nominees identified below.

     Information About Nominees for Director and Executive Officers. The following table sets forth the names and ages, as of June 9, 2005, of our current directors, each of whom is a director nominee, and our executive officers. Our directors are elected annually and serve one-year terms and until their successors are elected. Our executive officers are elected annually by the Board of Directors and serve one-year terms or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

			Director
Name	Age	Positions Held	Since
Billy F. Mitcham, Jr.	57	Director, President and Chief Executive Officer	1987

Peter H. Blum	48	Non-Executive Chairman of the Board	2000

R. Dean Lewis	62	Director	1995

John F. Schwalbe	61	Director	1994

Robert P. Capps	51	Director	2004

Michael A. Pugh	53	Executive Vice President of Finance and Chief Financial Officer	N/A

Paul Guy Rogers	55	Vice President of Business Development	N/A

Guy Malden	53	Vice President of Marine Systems	N/A

Business Experience of Our Directors and Executive Officers

     Billy F. Mitcham, Jr. has served as our President and Chief Executive Officer since the Company’s inception in 1987. From 1987 until July 2004, Mr. Mitcham also served as our Chairman of the Board. Mr. Mitcham has more than 25 years of experience in the geophysical industry. From 1979 to 1987, he served in various management capacities with Mitcham Associates, an unrelated equipment leasing company. From 1975 to 1979, Mr. Mitcham served in various capacities with Halliburton Services, primarily in oilfield services.

     Peter H. Blum was elected Non-Executive Chairman of the Board on July 8, 2004. Mr. Blum is Senior Managing Director of Ladenberg Thalmann & Co., Inc., an investment banking firm. Since November 1998, Mr. Blum has been President of Bear Ridge Capital, L.L.C., a private investment banking firm. From June 1998 until March 2003, Mr. Blum served as Director, and from September 2001 until March 2003, as Executive Vice President, of Mallon Resources Corporation, an oil and gas exploration and production company that merged with Black Hills Corporation on March 10, 2003. Prior to 1998, Mr. Blum was a senior investment banker with various Wall Street firms. Mr. Blum started his career with Arthur Young & Co. and is a Certified Public Accountant.

     R. Dean Lewis is the Dean of the Business School at Sam Houston State University and has served in this capacity since October 1995. From 1987 to October 1995, Dr. Lewis was the Associate Dean and Professor of Marketing at Sam Houston State University. Prior to 1987, Dr. Lewis held a number of executive positions in the banking and finance industries.

     John F. Schwalbe has had a professional career in public accounting for more than thirty (30) years. Experience includes auditing of oil and gas exploration and production enterprises, school districts and various banking institutions. For the past twenty-five (25) years, Mr. Schwalbe has been in private practice with primary emphasis in tax planning, consultation and compliance. Mr. Schwalbe is a Certified Public Accountant and holds a Bachelor of Business Administration degree from Midwestern University.

     Robert P. Capps has been the Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation, a publicly-held provider of defense electronics products, since July 1999. From 1996 to 1999, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex Inc., a NASDAQ-listed supplier of same-day transportation services. Prior to his employment with Dynamex, Mr. Capps was Executive Vice President and Chief Financial Officer of Hadson Corporation, a NYSE-listed energy company. Mr. Capps is a Certified Public Accountant and was formerly with Arthur Young & Co. Mr. Capps holds a Bachelor of Accountancy degree form the University of Oklahoma.

     Michael A. Pugh is Executive Vice President – Finance and Chief Financial Officer. From March 2004 to November 2004, Mr. Pugh was Chief Operating Officer and Chief Financial Officer of Corporate Alliance, a privately-held marketing company. From May 2002 to April 2003, Mr. Pugh served as Chief Financial Officer of Rocky Mountain Energy Corporation, a Houston-based developer of proven oil and gas reserves in the Rocky Mountains. From March 2001 to May 2002, Mr. Pugh was Vice President and Chief Financial Officer at Regent Energy Corporation, a company engaged in the acquisition and production of crude oil and natural gas reserves, where he was responsible for accounting, budgeting, risk management and all SEC regulatory reporting. From 1983 to 2000, Mr. Pugh held positions of increasing responsibility domestically and internationally with Santa Fe Energy (now Devon Energy). Mr. Pugh joined Santa Fe in 1983 as Senior Analyst, Accounting Manager, then served as Vice President of Finance, Controller S.E. Asia Jakarta, Indonesia. Upon his return to the United States in 1996, Mr. Pugh served as Corporate Assistant Treasurer for all international operations; from 1997 through 1999, he was Corporate Risk Manager and from 1999 through 2000, he served as Corporate International Administration Manager. Mr. Pugh began his career with General Crude Oil in 1974 and holds a B.B.A. – Finance from Texas A&M University.

     Paul Guy Rogers has served as our Vice President of Business Development since October 2001. From February 1993 to September 2001, Mr. Rogers served as Senior Sales Representative with Geo Space LP, a worldwide manufacturer of geophysical equipment, with responsibilities for sales in the United States and Latin America. Mr. Rogers has 12 years of experience in the geophysical industry.

     Guy Malden has served as our Vice President of Marine Systems since January 2004. Mr. Malden has 30 years experience in the geophysical industry, and has been with Mitcham Industries since 2002. From 1999 to 2002, he served as Vice President of Operations for American International Exploration Group. From 1993 to 1999, he served in various management capacities with several seismic equipment manufacturers, most notably Syntron, Inc. From 1975 to 1993, Mr. Malden served in various field and management capacities with Geophysical Service Inc./Halliburton Geophysical Services. Mr. Malden holds a degree in Marine Geology from Long Island University.

Determination of Director Independence

     Our Board of Directors has determined that each of John F. Schwalbe, R. Dean Lewis, Robert P. Capps and Peter H. Blum is an independent director, as that term is defined in the listing standards of The NASDAQ Stock Market, Inc. (the “Listing Standards”). Messrs. Schwalbe, Lewis, Capps and Blum constitute a majority of the members of our Board of Directors.

Attendance at Board and Committee Meetings

     During the fiscal year ended January 31, 2005, our Board of Directors held eight meetings. Each individual serving as a director during such period attended all meetings of the Board and all meetings of the committees on which such individual served, except that one director did not attend one Board meeting and one committee meeting.

     We have a policy to encourage our directors to attend the annual meetings of our shareholders. All nominees who are currently serving as directors, except one, attended the annual meeting of shareholders in September 2004.

Committees of the Board of Directors

     As of the date of this Proxy Statement, our Board of Directors has standing Audit, Compensation and Nominating Committees. Copies of the charters for these committees may be obtained without charge by contacting our Secretary by mail at Mitcham Industries, Inc., 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Secretary, or by telephone (936) 291-2277. A copy of the charter for our Nominating Committee is also attached hereto as Appendix A.

     Audit Committee

     During the fiscal year ended January 31, 2005, the Audit Committee, which was comprised during such period of Messrs. Schwalbe (Chairman), Lewis, Blum (until July 2004) and Capps (beginning July 2004), held five meetings. Our Board of Directors has determined that each of Messrs. Schwalbe, Lewis and Capps is an independent director, as that term is defined in Rule 4350 of the Nasdaq Marketplace Rules, and meets the criteria for independence set forth in Rule 10A-3 promulgated under the Exchange Act. In addition, our Board of Directors has determined that Mr. Schwalbe has the financial experience required by the Nasdaq Marketplace Rules and is an “audit committee financial expert” as defined by applicable SEC regulations.

     Compensation Committee

     During the fiscal year ended January 31, 2005, the Compensation Committee held three meetings. The Compensation Committee currently consists of Messrs. Schwalbe, Lewis and Blum (Chairman). The functions of the Compensation Committee are to: (1) review our general compensation strategy; (2) recommend the salaries and bonuses of our executive officers; and (3) review and administer our stock option plans. For more information regarding the Compensation Committee, see “Compensation Committee Report on Executive Compensation.”

     Nominating Committee

     During the fiscal year ended January 31, 2005, the Nominating Committee held one meeting during the fiscal year ended January 31, 2005. The Nominating Committee currently consists of Messrs. Schwalbe, Lewis and Blum (Chairman).

     The Nominating Committee will accept for consideration shareholders’ nominations for directors if made in writing by contacting the Secretary at the address appearing on the first page of this Proxy Statement or via e-mail through our website at www.mitchamindustries.com. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Secretary at the address appearing on the first page of this Proxy Statement. The Nominating Committee may also conduct its own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the members of the Nominating Committee. Irrespective of how a candidate may be brought to the Nominating Committee’s attention, at the appropriate time, qualified candidates may be asked to conduct one or more personal interviews with appropriate members of our Board of Directors. Chosen candidates are extended an invitation to join the Board of Directors and, if the candidate accepts, is formally nominated.

     Our Board of Directors has empowered the Nominating Committee to develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors, including consideration of the performance of incumbent directors in determining whether to nominate them for reelection. The Nominating Committee is directed to make appropriate recommendations to our Board of Directors with respect to individuals to be included among management’s nominees, and, as appropriate, to our shareholders with respect to the election of directors. The Nominating Committee has not specified criteria for persons to be recommended to our Board of Directors as nominees. The Nominating Committee would consider nominees proposed by shareholders, but has not specified any guidelines or policies for such consideration.

     Our Board of Directors has not adopted a set of corporate governance guidelines establishing general principles with respect to, among other things, director qualifications and responsibility or term limits for service as a director. In general, it is expected that each director will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. In addition, it is expected that our Board of Directors as a whole will be made up of individuals with significant senior management and leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

Shareholder Communication with Our Board of Directors

     Any shareholder who wishes to speak with our Board of Directors or specified individual directors, may do so by contacting the Secretary at the address appearing on the first page of this Proxy Statement or via e-mail through our website at www.mitchamindustries.com. Each such communication shall (i) identify the applicable shareholder(s), (ii) identify the applicable director(s) and (iii) contain the information necessary to enable such director(s) to contact such shareholder(s). The Secretary will relay such information to the applicable director(s) and request that the shareholder be contacted as soon as possible.

Code of Ethics

     Our Board of Directors has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and our Corporate Controller, to ensure that our business is conducted in a legal and ethical manner. Copies of the Code of Ethics may be obtained without charge by contacting our Secretary by mail at Mitcham Industries, Inc., 8141 SH 75 South, P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Secretary, or by telephone (936) 291-2277. The Audit Committee has adopted procedures for handling reports of suspected wrongdoing related to accounting and audit matters.

Compensation of Directors

     Cash Compensation

     Effective May 2005, members of our board of directors who are not employees of Mitcham Industries, Inc. receive the following compensation:

•	$25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of the Board;

•	$5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee;

•	$2,000 per year for each member of the Compensation Committee, plus an additional $2,000 per year for the chairperson of the Compensation Committee; and

•	reimbursement for their reasonable out-of-pocket expenses incurred in connection with their attendance at board and committee meetings.

     Equity Compensation

     In addition to cash compensation, our non-employee directors are eligible, at the discretion of our full Board of Directors, to receive discretionary grants of stock options or restricted stock or any combination thereof under our equity compensation plans. For the fiscal year ending January 31, 2005, each of our non-employee directors was awarded options to purchase 25,000 shares of Common Stock and 4,000 restricted shares of Common Stock, except that our Non-Executive Chairman was awarded 50,000 and 8,000, respectively. Those awards vest in full on September 1, 2005 (the first anniversary of the grant date).

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Mitcham or any of its subsidiaries or had any substantial business dealings with Mitcham or any of its subsidiaries. No executive officer of Mitcham is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or the Board of Directors.

EXECUTIVE COMPENSATION

     The following table shows all compensation earned for services rendered during the fiscal years ended January 31, 2003, 2004 and 2005 by our Chief Executive Officer and each of our other Named Executives.

		Annual Compensation(1)		Long-Term Compensation
	Fiscal Year			Restricted	Shares
	Ended			Stock Awards	Underlying
Name and Principal Position	January 31,	Salary ($)	Bonus ($)	($)(2)	Options (#)

Billy F. Mitcham, Jr.(3)	2005	265,749	50,000	0	75,000
President and Chief	2004	253,223	0	34,020	30,000
Executive Officer	2003	245,931	0	0	85,000

Christopher C. Siffert(4)	2005	136,499	5,000	0	0
Vice President and	2004	111,207	0	14,175	12,500
Corporate Controller	2003	100,417	0	0	15,000

Paul Guy Rogers	2005	123,249	10,000	0	10,000
Vice President – Business	2004	122,919	0	14,175	12,500
Development	2003	110,607	0	0	20,000

Guy Malden(5) Vice President – Marine Systems	2005	118,499	15,000	0	10,000

(1)	The amounts shown do not include the value of perquisites and other benefits because they do not exceed the lesser of 10% of the named executive officer’s total annual salary and bonus or $50,000.

(2)	As of January 30, 2005, the last trading day of the fiscal year ended January 31, 2005, and using the fair market value of the Common Stock as of such date (closing price of $6.18), the number and value of aggregate restricted stock award holdings were as follows: 18,000 shares ($111,240) by Mr. Mitcham; and 7,500 shares ($46,350) for each of Messrs. Siffert and Rogers).

(3)	Mr. Mitcham served as our Chairman of the Board until July 8, 2004.

(4)	Mr. Siffert resigned as Vice President and Corporate Controller on May 23, 2005.

(5)	Mr. Malden became an executive officer of the Company on September 1, 2004.

     Option Grants in Last Fiscal Year. The following table sets forth information concerning stock option grants made in the fiscal year ended January 31, 2005 to the Named Executives. There were no grants of stock appreciation rights to the Named Executives during the fiscal year ended January 31, 2005.

	Individual Grants
			% of Total			Potential Realizable
	Number of		Options			Value at Assumed
	Securities		Granted to			Annual Rate of Stock
	Underlying		Employees	Exercise or		Price Appreciation for
	Options		in Fiscal	Base Price	Expiration	Option Term(2)
Name	Granted (#)(1)		Year	($/Sh)	Date	5% ($)	10% ($)
Billy F. Mitcham, Jr.	50,000	(3)	14.2	6.18	01/31/15	194,328	832,375
	25,000	(4)	7.1	4.16	07/13/14	65,405	280,152
Christopher C. Siffert(5)	0		0	—	—	—	—
Paul Guy Rogers	10,000	(3)	2.8	6.18	01/31/15	38,866	166,475
Guy Malden	10,000	(3)	2.8	6.18	01/31/15	38,866	166,475

(1)	The options terminate on the earlier of their expiration date, 10 years after grant or three months after termination of employment, subject to certain exceptions.

(2)	The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect our views as to the likely trend in our stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will depend on, among other things, the future performance of our Common Stock and overall stock market conditions.

(3)	The options become exercisable in three equal annual installments beginning one year after the grant date, but vesting may be accelerated on the consummation of a specified change of control.

(4)	The options become fully exercisable one year from the grant date, but vesting may be accelerated on the consummation of a specified change of control.

(5)	Mr. Siffert resigned as Vice President and Corporate Controller on May 23, 2005.

     Option Exercises and Year-End Option Values. The following table provides information as to options exercised by the Named Executives in the 2005 fiscal year and year-end value of unexercised options held by the Named Executives.

Aggregate Option Exercises in 2005 Fiscal Year and January 31, 2005 Option Values

		Number of Securities Underlying		Value of Unexercised
		Unexercised Options at		In-the-Money Options
	Shares	January 31, 2005 (#)		at January 31, 2005 ($)
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized ($)	Unexercisable	Unexercisable(1)
Billy F. Mitcham, Jr.	0	0	286,166/123,334	610,686/254,820
Christopher C. Siffert	0	0	74,166/13,334	136,731/56,630
Paul Guy Rogers	0	0	27,498/25,002	89,492/63,609
Guy Malden	5,000	15,100	0/10,000	0/0

(1)	Value is based on the $6.18 per share closing price of Common Stock on January 30, 2005, the last day of trading prior to the end of the fiscal year, less the exercise price.

     Employment Agreement. In January 1997, we entered into an employment agreement with Billy F. Mitcham, Jr., our President and Chief Executive Officer. The term of the agreement, which was originally for a period of five years, is automatically extended for successive one-year periods unless either party gives written notice of termination at least 30 days prior to the end of the then-current term. The agreement provides for an annual salary and a bonus at the discretion of our Board of Directors.

     Mr. Mitcham’s employment agreement may be terminated prior to the end of any extension period upon the occurrence of any of the following events:

•	his death or disability (as defined in the agreement);

•	three months prior notice from Mr. Mitcham of his desire to resign;

•	notice from the Company of termination “without cause;”

•	notice from the Company of termination “for cause” (as defined below); or

•	notice from Mr. Mitcham within 60 days following a “Constructive Termination” (as defined below).

The Board of Directors may terminate Mr. Mitcham’s employment agreement “for cause” before the end of the then-current term if it determines that he has:

•	breached the agreement in any material respect;

•	misappropriated a material business opportunity available to us;

•	engaged in fraud or dishonesty with respect to our business; or

•	been convicted of, or indicted for, any felony criminal offense or any crime punishable by imprisonment.

Mr. Mitcham may terminate his employment within 60 days following a “Constructive Termination” if we materially reduce his duties and responsibilities without his consent or we reduce, or fail to pay when due, any portion of his salary.

     If (i) Mr. Mitcham terminates his employment within 60 days following a “Constructive Termination” or (ii) we terminate him “without cause,” then he will be entitled to payments equal to $450,000, payable ratably over the 24 months following his termination of his employment.

     For a period of two years after the termination of the agreement, Mr. Mitcham is prohibited from engaging in any business activities which are competitive with our business and from diverting any of our customers to a competitor. We have not entered into employment agreements with any of our other executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee establishes, approves and administers executive compensation policies and practices that govern the compensation paid to all Mitcham officers, and approves the compensation of all Mitcham officers. The Committee regularly reports to the Board and is comprised of three independent, non-employee directors. During the fiscal year ended January 31, 2005, Mr. Peter Blum chaired the Committee and the other Committee members were Messrs. John Schwalbe and R. Dean Lewis. The following sets forth the Committee’s policies regarding executive compensation during fiscal 2005.

Compensation Philosophy and Objectives

     Our executive compensation program is designed to attract, motivate and retain talented management personnel and to reward management for our successful financial performance and for increasing shareholder value. Our executive compensation has three components: base salaries, annual performance bonuses and long-term incentive stock-based awards.

Executive Officers

     Base Salaries. We determine the salary ranges for our executive officers based upon their job responsibilities and scope, level of expertise and experience required, strategic impact of the position, overall business performance and individual contributions, as well as competitive compensation of similarly positioned executives in comparable companies. Although the Company has no public direct competitors, the Committee compares the compensation of its executive officers with those of companies involved in (i) the seismic and rental tool sector of the oil service industry, (ii) companies of comparable size and growth in the oil service sector as a whole, (iii) companies in the “rental” business outside the oil service sector and (iv) companies in the small cap area of the exploration and production sector. Our philosophy has been to establish base salaries in the median range of such salaries at comparable companies, because we consider long-term stock-based compensation to be more important than annual base salaries in aligning the executive’s financial rewards with that of the shareholders’ financial interests for the long-term. The Committee initially reviewed salaries at its meeting on September 1, 2004. At that time, the Committee determined that salaries and bonuses, with a few exceptions, would be considered in January for implementation based on fiscal year performance. In addition, the Committee determined that salaries of employees in the accounting and finance department would be considered upon completion of the Company’s audit for fiscal 2005.

     Annual salary adjustments are based on many individual factors as well as the macro environment. The primary factor is the Company’s earnings before interest, taxes, depreciation and amortization (or EBITDA) with leasing growth, sales growth, and implementation of directives following close behind. If significant projects are not yet completed, the Committee may delay awarding bonuses or raises until those projects are substantially completed. The Committee also conducts employee peer reviews. The final measure is compensation compared to peers at comparable companies, as the Committee believes that management retention is one of its primary responsibilities. In so doing, the Committee considers market conditions and expectations for the Company and seismic industry as a whole. Based on these factors, we increased the base salaries of Messrs. Siffert and Malden, from $105,000 and $110,000 to $136,000 and $120,000, respectively.

     Annual Performance Bonuses. Annual bonuses are awarded using a qualitative analysis. In making our determination of whether to award an annual bonus and the amount of the bonus, we consider the various factors described above, including our financial performance in relation to planned expectations as measured by EBITDA and level of responsibility or duties, successful completion of particular projects or acquisition and implementation of new technical knowledge. For fiscal 2005, we granted discretionary cash bonus awards of $5,000, $10,000 and $15,000 to Messrs. Siffert, Rogers and Malden, respectively.

     Long-Term Stock-Based Compensation. We believe that a substantial percentage of executive compensation should be tied to equity-based plans and thereby directly related to improvement in shareholder value over the long-term. In determining the level of stock-based compensation (consisting of restricted stock and options), we make a subjective determination based on the same factors that are used to determine bonuses. In addition, when deciding whether to award restricted stock versus options, we attempt to balance restricted stock grants with incentive stock options to give employees a balanced relationship of the risk versus reward inherent in both these vehicles. We believe that although grants of equity compensation align employees’ goals with those of shareholders, restricted stock also gives employees a certain amount of direct downside risk while options when granted are one directional. For fiscal 2005, we approved the grant to executive officers of the options and restricted stock as described above, which vest ratably over three years.

Compensation for the Chief Executive Officer

     Mr. Mitcham’s performance was reviewed by the Committee at the end of fiscal 2005 and discussed with the Board in executive session. We then made recommendations to the Board concerning the annual cash component (base salary and annual bonus) and the long-term component (stock options) of Mr. Mitcham’s compensation, and the Board approved the recommendations based on the considerations discussed below.

     Base Salary. Under the employment agreement, Mr. Mitcham is eligible for an annual bonus in an amount to be determined by the Compensation Committee based upon such factors as the Compensation Committee deems appropriate. Mr. Mitcham’s base salary is established based on competitive market rates for a chief executive with his experience and record of accomplishment. The Committee reviews Mr. Mitcham’s salary annually in comparison with the salaries of chief executive officers of industry competitors and selected other small market-capitalized companies during its annual compensation survey and review process. In addition, the Committee reviewed stock price performance during fiscal 2005. Mr. Mitcham’s salary was increased in fiscal 2005 from $250,000 to $275,000 based on the results of the competitive review.

     Annual Performance Bonus. We established aggressive market-based performance targets for annual bonuses. Based on the factors discussed above, Mr. Mitcham was awarded an annual cash performance bonus for fiscal 2005 in the amount of $50,000.

     Long-Term Stock-Based Compensation. During fiscal 2005, the Board granted Mr. Mitcham options to acquire 25,000 shares of Common Stock on July 13, 2004, which vest one year from the grant date and option to acquire 50,000 shares of Common Stock on January 31, 2005, which vest ratably over three years from the grant date.

The Compensation Committee

Peter H. Blum (Chairman) John F. Schwalbe R. Dean Lewis

PERFORMANCE GRAPH – CUMULATIVE TOTAL RETURN

     The following graph compares our Common Stock’s cumulative total return for the period beginning January 31, 2000, through January 31, 2005, to the cumulative total return on (i) the S&P’s Smallcap 600 stock index and (ii) an index of peer companies we selected. The cumulative total return assumes that the value of an investment in our Common Stock and each index was $100 at January 31, 2000, and that all dividends were reinvested.

Comparison of Cumulative Total Returns

	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05
Mitcham Industries, Inc.	$100.00	$148.29	$117.25	$39.73	$102.92	$170.52

S&P Smallcap 600	$100.00	$120.33	$124.00	$101.33	$149.85	$174.61

Peer Company Index	$100.00	$148.54	$90.06	$41.71	$83.06	$134.14

     The index of peer companies consists of: Compagnie Generale de Geophysique (NYSE: GGY), Dawson Geophysical Company (NASDAQ: DWSN), Input/Output, Inc. (NYSE: IO), Omni Energy Services Corp. (NASDAQ: OMNI) and Veritas DGC, Inc. (NYSE: VTS).

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Voting Agreement. Effective September 20, 1993, we entered into a Voting Agreement (the “Voting Agreement”) with Billy F. Mitcham, Jr., Billy F. Mitcham, Sr. and the Mitcham Children’s Trusts. Under the Voting Agreement, Mr. Mitcham, Jr. has the authority to vote all shares of Common Stock held by the parties to the agreement, which, as of May 23, 2005 includes 313,000 shares owned directly by Mr. Mitcham Jr. and an additional 139,594 shares owned by the other parties, representing 3.1% and 1.4%, respectively (for an aggregate of 4.5%), of the shares of Common Stock outstanding on such date. The Voting Agreement will terminate on the first to occur of (i) the agreement of the parties, (ii) the transfer by the parties thereto of their shares or (iii) the expiration of 25 years.

AUDIT COMMITTEE REPORT

     The primary purpose of the Audit Committee is to assist our Board of Directors in the general oversight of our financial reporting process. The Audit Committee’s purpose is more fully described in its written charter, a copy of which was filed with the SEC as an appendix to our 2004 proxy statement and will be provided upon request. The current members of the Audit Committee are Messrs. Schwalbe, Lewis and Capps, all of which have been determined by our Board of Directors to be independent directors for purposes of the Listing Standards. During fiscal 2005, Mr. Blum also served as a member of the Audit Committee until Mr. Capps’ appointment in July 2004.

     Management is responsible for the preparation, presentation and integrity of our financial statements and the internal controls and procedures relating to the reporting process. Our independent auditors, Hein & Associates LLP, are responsible for auditing our consolidated financial statements and expressing an opinion as to the conformity of those financial statements to generally accepted accounting principles.

     In connection with its oversight function, the Audit Committee has:

•	reviewed and discussed our audited financial statements as of and for the year ended January 31, 2005, with our management;

•	discussed with Hein & Associates LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	considered whether and determined that the provision by Hein & Associates LLP of certain non-audit services during the year ended January 31, 2005 was compatible with maintaining the accountants’ independence (See “Fees and Expenses of Hein & Associates LLP” below); and

•	received the written disclosures and the letter from Hein & Associates LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with the accountants of Hein & Associates LLP the accountants’ independence.

     Notwithstanding the foregoing actions, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

     The committee meets regularly with management and the independent auditors, including private discussions with the independent auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2005.

The Audit Committee

John F. Schwalbe (Chairman) R. Dean Lewis Robert Capps

PROPOSAL 2
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     Hein & Associates LLP has served as our independent auditors since 1993. In accordance with the recommendation of the Audit Committee, our Board of Directors has selected Hein & Associates LLP as the independent auditors to audit our books, records and accounts for the fiscal year ending January 31, 2006.

     One or more representatives of Hein & Associates LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Hein & Associates LLP are expected to be available to respond to appropriate questions.

     Our Board of Directors recommends a vote “FOR” the ratification of the selection of Hein & Associates LLP as our independent auditors for the fiscal year ending January 31, 2006.

FEES AND EXPENSES OF HEIN & ASSOCIATES LLP

     The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by Hein & Associates LLP, our independent auditor, for the fiscal years ended January 31, 2005 and January 31, 2004:

	2005	2004
Audit Fees(1)	$219,501	$110,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	72,418	55,000
All Other Fees	—	—

Total Fees	$291,919	$165,000

(1)	Includes the annual consolidated financial statement audit, review of quarterly reports on Form 10-Q and other services associated with the audit.

(2)	During the indicated periods, our independent auditors did not provide us with any information technology services relating to financial information systems design and implementation.

(3)	Includes fees and expenses for services primarily related to tax compliance, tax advice and tax planning for certain acquisitions.

     The Audit Committee has pre-approved all audit services and permitted non-audit services provided by the independent auditors, and the compensation, fees and terms for such services, for the fiscal year ending January 31, 2006. The Committee also has approved a policy that requires Audit Committee pre-approval of the compensation and terms of service for audit services and any permitted non-audit services based on ranges of fees, and any changes in terms, conditions and fees resulting from changes in audit scope or other matters. Any proposed audit or non-audit services exceeding the pre-approved fee ranges require additional pre-approval by the Audit Committee or its Chairman.

ANNUAL REPORT

     Our Annual Report covering the fiscal year ended January 31, 2005, accompanies this Proxy Statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this Proxy Statement and is not to be deemed part of this proxy soliciting material. Additional copies of the Annual Report are available upon request.

OTHER MATTERS

     Section 16(a) Beneficial Ownership Compliance. Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding Common Stock to file initial reports of ownership and changes in ownership of Common Stock with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received, we believe that all filings required to be made under Section 16(a) were timely made, except that Mr. Guy Malden had one late Form 3 filing.

     Other Matters. As of June 9, 2005, the Board of Directors knows of no other business to be presented at the Annual Meeting. If any other matter properly comes before the meeting, however, it is intended that the persons named in the accompanying proxy will vote such proxy in accordance with the discretion and instructions of our Board of Directors.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders wishing to submit proposals for consideration by our Board of Directors at our 2006 Annual Meeting of Shareholders should submit them to us in writing (marked “Shareholder Proposal, Attention: Corporate Secretary”) no later than February 10, 2006, so that we may consider the proposal for inclusion in our proxy statement and form of proxy for that meeting.

     A shareholder who wishes to make a proposal at the 2006 Annual Meeting of Shareholders without complying with the requirements of Rule 14a-8 (and therefore without including the proposal in our proxy materials) must notify us of the proposal by April 26, 2006. If a shareholder fails to give timely notice of a potential proposal, then the persons named as proxies in the proxy cards solicited by our Board of Directors for that meeting will be entitled to vote the proxy cards held by them regarding that proposal, if properly raised at the meeting, in their discretion or as directed by our management.

By Order of the Board of Directors,

Billy F. Mitcham, Jr. President and Chief Executive Officer

June 9, 2005

APPENDIX A

NOMINATING COMMITTEE CHARTER
OF
MITCHAM INDUSTRIES, INC.

     The Board of Directors (the “Board”) of Mitcham Industries, Inc. (the “Company”) approves and adopts the following Nominating Committee Charter to specify the purpose, composition, authority and responsibilities of the Nominating Committee (the “Committee”).

I. PURPOSE

     The purpose of the Committee is to (a) identify individuals qualified to become Board members; and (b) recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders.

II. COMPOSITION

     The Committee shall consist of such number of directors as the Board shall from time to time determine. Members of the Committee shall be appointed by the Board, upon the recommendation of the Committee. Except as otherwise permitted by applicable law and the rules of The Nasdaq Stock Market and the Securities Exchange Commission, each member of the Committee shall be “independent,” as defined by such laws and rules. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote. The compensation of the Committee shall be as determined by the Board.

III. AUTHORITY AND RESPONSIBILITIES

A. Authority

     The Committee shall have the authority to:

     1. Conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

     2. Retain and determine funding for independent legal counsel and other advisors as it deems necessary or appropriate to fulfill its responsibilities. The Committee is empowered, without further action of the Board, to cause the Company to pay the compensation of such advisors as the Committee shall so engage.

     3. Delegate to its Chairman, any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.

B. Responsibility

     Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Committee shall:

     4. Identify individuals qualified to become Board members.

Appendix A-1

     5. Recommend to the Board the persons to be nominated by the Board for election as directors at the Annual Meeting of Shareholders, and the persons to be elected by the Board to fill any vacancies on the Board.

     6. Recommend to the Board the directors to be appointed to the Committee.

     7. Review with the Board, from time to time, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

IV. PROCEDURES AND ADMINISTRATION

     8. The Committee shall meet as often as it deems necessary in order to perform its responsibilities. Meetings of the Committee shall be held at such time and place, and upon such notice, and the Chairman of the Committee may from time to time determine. The Committee shall keep such records of its meetings as it shall deem appropriate.

     9. A majority of the members of the Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, if the quorum consists of two members of the Committee, both members present) shall be required to take formal action of the Committee.

     10. The Committee shall report regularly to the Board.

     11. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to this Charter to the Board for its approval.

     Except as specifically provided in this Charter, the provisions of the Bylaws of the Company with respect to committees of the Board shall apply to the Committee.

Appendix A-2

MITCHAM INDUSTRIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 20, 2005

P

R

O

X

Y

The proxies appointed on the following page are directed to vote as specified below, and in their discretion, on all other matters coming before the meeting. If no instructions are given, the proxy will vote “FOR” all director nominees listed below and “FOR” the ratification of the selection of independent auditors. This proxy is solicited by the Board of Directors of Mitcham Industries, Inc.

1.	ELECTION OF DIRECTORS — Billy F. Mitcham, Jr., R. Dean Lewis, John F. Schwalbe, Robert P. Capps and Peter H. Blum.

Vote FOR all nominees listed above, except vote withheld from (to withhold authority to vote for any individual nominee, write in the names on the line below:)

Vote WITHHELD from all nominees

2.	RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

FOR	AGAINST	ABSTAIN

I plan to attend the meeting.

PLEASE SIGN, DATE AND RETURN THE FOLLOWING PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE.

MITCHAM INDUSTRIES, INC.
Proxy Solicited On Behalf Of The Board Of Directors
For The Annual Meeting of Shareholders To Be Held July 20, 2005

The undersigned hereby appoints Billy F. Mitcham, Jr. and Peter H. Blum, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Mitcham Industries, Inc. to be held July 20, 2005, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned is entitled to vote on all matters coming before said meeting.

Dated:	, 2005

Signature

Signature if held jointly

THIS PROXY MUST BE SIGNED EXACTLY AS THE SHAREHOLDER’S NAME APPEARS HEREON. Executors, administrators, trustees, etc., should give full title as such. If the shareholder is a corporation, please sign full corporate name by duly authorized officer. If shareholder is a partnership, please sign partnership name by authorized person.